EXHIBIT 4.3
PLEDGE AGREEMENT
     This PLEDGE AGREEMENT, dated as of October 19, 2007 (the “Agreement”), is by and between Ladenburg Thalmann Financial Services Inc., a Florida corporation (the “Pledgor”), and Bruce A. Zwigard (the “Lender”).
WITNESSETH:
     WHEREAS, pursuant to that certain Stock Purchase Agreement dated as of October 19, 2007, by and among the Lender, the Pledgor, and others (the “Purchase Agreement”) the Lender is making a loan (the “Loan”) to Pledgor to finance the purchase by the Pledgor of the Pledged Collateral (as such term is defined below), evidenced by that certain Non-Negotiable Promissory Note in the original principal amount of $15,000,000, dated as of the date hereof, made by Pledgor in favor of the Lender (the “Note”); and
     WHEREAS, Pledgor is, or in the case of Investacorp Advisory Services, Inc. will be concurrently upon the release from the escrow arrangement provided for in Section 1.7 of the Purchase Agreement, the record and beneficial owner of one hundred percent (100%) of the capital stock in each of the Pledged Entities (as defined below);
     WHEREAS, in order to induce the Lender to make the Loan, Pledgor has agreed to pledge the Pledged Collateral to Lender in accordance herewith;
     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:
1.	Definitions. Unless otherwise defined herein, terms defined in the Note are used herein as therein defined, and the following shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):
     “Bankruptcy Code” means title 11, United States Code, as amended from time to time, and any successor statute thereto.
     “Frost Indebtedness” has the meaning set forth in the Note.
     “Insolvency Event” has the meaning set forth in Section 7 hereof.
     “Lien” has the meaning assigned to such terms in Section 5(g) hereof.
     “Pledged Collateral” has the meaning assigned to such term in Section 2 hereof.
     “Pledged Entity” and “Pledged Entities” mean respectively, an issuer of Pledged Shares and collectively, the issuers of Pledged Shares.
     “Pledged Shares” means those shares of capital stock of the Pledged Entities described in Schedule I hereto.

     “Secured Obligations” has the meaning assigned to such term in Section 3 hereof.
2.	Pledge. Pledgor hereby pledges to Lender, and grants to Lender, a continuing first priority security interest in and to the following (collectively, the “Pledged Collateral”):
     (a) Subject to the other provisions hereof, all of the Pledged Shares and the certificates representing the Pledged Shares, and all dividends, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares; and
     (b) Subject to the other provisions hereof, any shares of stock of a Pledged Entity from time to time hereafter issued to Pledgor in any manner (which shares shall be deemed to be part of the Pledged Shares), and the certificates representing such shares and all dividends, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such stock.
3.	Security for Obligations. This Agreement secures, and the Pledged Collateral is collateral security for, the prompt payment in full when due, whether at stated maturity, by acceleration or otherwise, and performance of all Obligations of any kind, under the Note and all other Loan Documents, and all obligations of Pledgor now or hereafter existing under this Agreement including, without limitation, all fees, costs and expenses incurred by the Lender, whether in connection with collection actions hereunder or otherwise in the administration and enforcement of the Obligations (collectively, the “Secured Obligations”).
4.	Delivery of Pledged Collateral. All certificates evidencing the Pledged Collateral are being concurrently delivered to and held by or on behalf of the Lender pursuant hereto, except for the certificates evidencing the record and beneficial ownership of one hundred percent (100%) of the Pledged Shares of Investacorp Advisory Services, Inc. which will be delivered to the Lender concurrently upon their release from the escrow arrangement provided for in Section 1.7 of the Purchase Agreement. All Pledged Shares shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Lender.
5.	Representations and Warranties. Pledgor represents and warrants to the Lender that:
(a)	The Pledgor is, and at the time of delivery of the Pledged Shares to the Lender will be, or, in the case of Pledged Shares of Investacorp Advisory Services, Inc., when released from the escrow arrangement provided for in

Section 1.7 of the Purchase Agreement will be, the sole holder of record and the sole beneficial owner of the Pledged Collateral, and Pledgor has not placed, nor has there arisen by or through Pledgor upon the sale of the Pledged Shares pursuant to the Purchase Agreement or at any time thereafter, whether by creation of law or otherwise, any Liens or encumbrance in or to the Pledged Shares or affecting the right, title and interest of the Pledgor therein, except for the Liens created by this Agreement.

(b)	Pledgor has the right and requisite authority to pledge, assign, transfer, deliver, deposit and set over the Pledged Collateral pledged by Pledgor to the Lender as provided herein.

(c)	The Pledged Shares owned or to be owned by Pledgor constitute one hundred percent (100%) of the issued and outstanding stock of the Pledged Entities, and are presently represented by the certificates listed on Schedule I hereto.

(d)	Pledgor has not issued or granted and will not issue or grant any options, warrants, calls or commitments or any nature whatsoever relating to the Pledged Shares.

(e)	No consent, approval, authorization or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person or entity is required for the pledge by Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Pledgor, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

(f)	The pledge, assignment and delivery of the Pledged Collateral pursuant to this Agreement will create a valid perfected first priority security interest in favor of the Lender in the Pledged Collateral and the proceeds thereof, securing the payment of the Secured Obligations, subject to no other security interest, lien, charge or encumbrance by or through Pledgor (collectively, “Liens”).

(g)	This Agreement has been duly authorized, executed and delivered by Pledgor and constitutes a legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms.

(h)	Attached hereto is a true and correct copy of each of the documents evidencing or relating to the Frost Indebtedness as of the date hereof.
     The representations and warranties set forth in this Section 5 shall survive the execution and delivery of this Agreement and payment in full of the Secured Obligations.

6.	Covenants. The Pledgor covenants and agrees that until the all Secured Obligations are paid and satisfied in full:
(a)	Without the prior written consent of the Lender in his sole and absolute discretion:
(i)	Pledgor will not sell, assign, transfer, pledge, or otherwise encumber or cause or permit a Lien to exist at any time upon the Pledged Collateral or any of its right, title or interest in or to the Pledged Collateral, or any unpaid dividends, interest or other distributions or payments with respect to the Pledged Collateral; and

(ii)	Pledgor shall not grant a Lien in and to the Pledged Collateral, any other property, rights or interests of the Pledgor, or any property, rights or interests of any Pledged Entity (the “Pledged Entity Property”) in each case to secure the Frost Indebtedness, and in the case of the Pledged Entity Property, to secure any other direct or indirect obligation of the Pledgor and/or any Pledged Entity, or any affiliate thereof whensoever incurred, arising or acquired, in all cases under this clause (ii) of Section 6(a) whether such Lien is perfected or unperfected, arises by operation of law or otherwise; and

(iii)	Pledgor shall not amend, modify or otherwise change, or take any action directly or indirectly to change, in any way, the Articles of Incorporation or by-laws of any Pledged Entity, as such documents are in effect immediately prior to the date of this Agreement that could adversely affect any of Lender’s rights or remedies under the Note or this Agreement, or the effectuation of same.
(b)	The Pledgor will, at its expense, promptly execute, acknowledge and deliver all such instruments and take all such actions as the Lender from time to time may reasonably request in order to ensure to the Lender the benefits of the liens and security interest in and to the Pledged Collateral intended to be created and perfected by this Agreement, including the filing of any Uniform Commercial Code financing statements, which may be filed by Lender, from time to time, without further notice to or consent by Pledgor and without the signature of Pledgor, and will at the Lender’s reasonable request cooperate with the Lender, at Pledgor’s expense, in obtaining all necessary approvals and making all necessary and advisable filings under federal, state, local or foreign law in connection with such liens and security interests, the exercise of any rights or remedies hereunder or any sale or transfer of the Pledged Collateral;

(c)	The Pledgor has, and will, at all times, defend the title to the Pledged Collateral and the Lien solely of the Lender in and to the Pledged Collateral, against the claim of any person or entity, and will maintain and preserve the first and only priority of such Liens;

(d)	The business, assets and/or operations of each of the Pledged Entities shall:
(i)	at all times be sufficiently capitalized in order to fully meet any and all legal and regulatory requirements applicable to such Debtor (including the Securities and Exchange Commission’s net capital rule, as applicable);

(ii)	at all times be owned, held and operated by the Pledged Entities as a stand-alone operation and wholly-owned subsidiaries of the Pledgor, operated in all respects as separate entities; and

(iii)	at all times be hereafter operated so that the registered representatives of the Pledged Entities existing as of the date hereof (“Existing RRs”) shall not have any required sales quotas for proprietary products and Pledgor and its subsidiaries shall not intentionally use the client lists of the Existing RRs to directly market any individual proprietary products to such clients without the prior consent of the Existing RRs, except for general mailings not specifically targeted to clients of the Existing RRs or as may be required to fulfill regulatory supervisory obligations.
(e)	Without the prior written consent of the Lender in his sole and absolute discretion, none of the Pledge Entities will sell, assign or transfer any of their respective clients, registered representatives or such client’s or registered representative’s business to Pledgor, any of its affiliates, or any other person or entity.

(f)	Pledgor shall not permit any sale, assignment, or other transfer of the Frost Indebtedness to other than Frost Affiliates and shall not allow any additional documents or any amendments thereto or to existing documents evidencing or relating to the Frost Indebtedness which would give effect to transfers, if any, to any persons or entities who are not Frost Affiliates (as defined in the Note); provided however, up to an aggregate amount not to exceed twenty percent (20%) of the commitment by the applicable Frost Affiliate(s) to make advances of the Frost Indebtedness to Pledgor, together with an equal percentage of the then outstanding principal of the Frost Indebtedness, may be sold or otherwise assigned or transferred, including by the issuance of a participation interest therein, to persons or entities which are not Frost Affiliates.

(g)	Pledgor shall not change its name, identity, company structure or jurisdiction of formation in any manner unless it shall have given Lender at least thirty (30) days’ prior written notice thereof and shall have taken all action (or made arrangements to take such action substantially simultaneously with such change if it is impossible to take such action in advance) necessary or reasonably requested by Lender to continue Lender’s perfection and priority of its liens and security interests in, to and upon the Pledged Collateral.

(h)	Unless separately and specifically described in Pledgor’s quarterly report on Form 10-Q and annual report on Form 10-K, after issuance of any such Form 10-Q or 10-K for any period beginning with the quarter ending December 31, 2007, Pledgor shall upon ten (10) business days’ prior request by the Lender, deliver to Lender a certification setting forth the principal balance of the Frost Indebtedness and certifying that it has not made any payment on account of the Frost Indebtedness during the applicable quarterly period that caused or would cause an Event of Default to have occurred under Section 10(e) of the Note.
7.	Pledgor’s Rights. As long as no Event of Default shall have occurred and be continuing or the Lender shall not have accelerated the maturity of the Secured Obligations and until written notice shall be given to Pledgor as provided at the beginning of Section 8 hereof (other than an Event of Default under Section 8(e) of the Note (such Event of Default is referred to herein as an “Insolvency Event”), in which case the rights under this Section 7 shall be ineffective, without notice, upon the occurrence thereof):
(a)	Pledgor shall have the right, from time to time, to vote and give consents with respect to the Pledged Collateral, or any part thereof for all purposes not inconsistent with the provisions of this Agreement or any other Loan Document; provided, however, that no vote shall be cast, and no consent shall be given or action taken, which would have the effect of impairing the position or interest of the Lender in respect of the Pledged Collateral, or which would authorize, effect or consent to:
(i)	the dissolution or liquidation, in whole or in part, of a Pledged Entity;

(ii)	the consolidation or merger of a Pledged Entity with any other person or entity;

(iii)	the sale, disposition or encumbrance of all or substantially all of the assets of a Pledged Entity, except for sales or dispositions of assets in the ordinary course of the businesses of the Pledged Entities;

(iv)	any change in the authorized number of shares, the stated capital or the authorized share capital of a Pledged Entity or the issuance of any additional shares of its capital stock or option or other right thereto; or

(v)	the alteration of the voting rights with respect to the capital stock of a Pledged Entity; and

(b)	(i)	The Pledgor shall be entitled, from time to time, to collect and receive for its own use all cash dividends and other amounts paid in cash in respect of the Pledged Shares, other than any and all:
(1)	dividends and other amounts paid or payable other than in cash in respect of any Pledged Collateral, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral;

(2)	dividends and other distributions paid or payable in cash in respect of any Pledged Shares (x) in connection with a partial or total liquidation or dissolution, or (y) in connection with a reduction of capital, capital surplus (including retained earnings) or paid-in capital of a Pledged Entity if, after giving effect to such dividend or other distribution, the capital, capital surplus (including retained earnings), or paid-in capital of the Pledged Entities taken as a whole is, or would be, less than $5,000,000, or if less, the then outstanding principal balance of the Note, without for purposes of such determination, giving effect to non-cash compensation expense and non-cash purchase accounting adjustments under generally accepted accounting principles accrued on and after the date hereof; and

(3)	cash paid, payable or otherwise distributed, in respect of principal of, in redemption of, or in exchange for, any Pledged Collateral; provided, however, that until such permitted payments under this Section 7(b) are actually paid to the Pledgor, all rights to such distributions shall remain subject to the Lien created by this Agreement; and
(ii)	All dividends (other than such cash dividends permitted to be paid to Pledgor in accordance with clause (i) above) and all other distributions in respect of any of the Pledged Shares, whenever paid or made, shall be delivered to the Lender to hold as Pledged Collateral and shall, if received by Pledgor, be received in trust for the benefit of the Lender, be segregated from the other property or funds of Pledgor, and be forthwith delivered to the Lender as Pledged Collateral in the same form as so received (with any necessary endorsement).

8.	Defaults and Remedies; Proxy. Upon the occurrence of an Event of Default and during the continuation of an Event of Default or after acceleration by the Lender of the maturity of the Obligations, and concurrently with written notice to Pledgor (or automatically upon the occurrence of an Insolvency Event):
(a)	the Lender (personally or through an agent) is hereby authorized and empowered to transfer and register in his name or in the name of his nominee the whole or any part of the Pledged Collateral, to exchange certificates representing or evidencing Pledged Collateral for certificates of smaller or larger denominations, to exercise the voting and all other rights as a holder of the Pledged Collateral with respect thereto, to collect and receive all cash dividends and/or other distributions made thereon, to sell in one or more sales after ten (10) days’ notice of the time and place of any public sale or of the time at which a private sale is to take place (which notice Pledgor agrees is commercially reasonable), the whole or any part of the Pledged Collateral and to otherwise act with respect to the Pledged Collateral as though the Lender was the outright owner thereof. Any sale shall be made at a public or private sale at the Lender’s place of business, or at any place to be named in the notice of sale, either for cash or upon credit or for future delivery at such price as the Lender may deem fair and commercially reasonable, and the Lender may be the purchaser of the whole or any part of the Pledged Collateral so sold and hold the same thereafter in its own right free from any claim of Pledgor or any right of redemption. Each sale shall be made to the highest bidder, but the Lender reserves the right to reject any and all bids at such sale which, in its discretion, it shall deem inadequate. Demands of performance, except as otherwise herein specifically provided for, notices of sale, advertisements and the presence of property at sale are hereby waived and any sale hereunder may be conducted by an auctioneer or any officer or agent of the Lender, and, in addition, and without limiting the generality of the foregoing during the continuation of an Event of Default or after acceleration by the Lender of the maturity of the Secured Obligations, the Pledgor shall, and shall cause each and all of its subsidiaries and other affiliates, including, without limitation, each and all of the Pledged Entities, to, at Lender’s direction, in order to directly or indirectly realize upon or protect the Pledged Collateral and/or the assets or property of the Pledge Entities or otherwise in connection with directly or indirectly recovering or seeking to recovery all or any portion of the Secured Obligations, at any time and from time to time:
(i)	waive, and release any and all agents, officers, employees, contractors, consultants, businesses and/or registered representatives of the Pledged Entities that are designated by Lender from, any and all contractual and other restrictions and/or obligations that would prevent, restrict or otherwise limit such agents, officers, employees, contractors, consultants, businesses and/or representatives from contracting with or otherwise being engaged by any parties (including any and all non-competition, non-circumvention and non-solicitation covenants and other obligations and any and all penalties, liquidated damages, termination fees and/or other fees and other amounts that would be payable in connection with such contracting or engagement); and

(ii)	subject to compliance with applicable legal and regulatory requirements, effectuate one or more block transfers of all clients of the Pledged Entities that are designated by Lender to one or more parties designated by Lender in his sole discretion. The Pledgor acknowledges and agrees that Lender shall in no way be prevented or otherwise restricted from receiving or contracting with respect to the payment to Lender or his designees of any fees or other compensation in connection with any such transfers, waivers and releases and Pledgor hereby expressly covenants not to assert any claim relating to, or otherwise attempt to restrict, any such payment to the Lender or his designees or his contracting with respect to such fees or other compensation.
          PLEDGOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS LENDER AS THE PROXY AND ATTORNEY-IN-FACT OF PLEDGOR WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT SO LONG AS (AND ONLY SO LONG AS), AN EVENT OF DEFAULT EXISTS AND IS CONTINUING OR AFTER THE LENDER HAS ACCELERATED THE MATURITY OF THE SECURED OBLIGATIONS, TO VOTE THE PLEDGED SHARES, WITH FULL POWER OF SUBSTITUTION TO DO SO. THE APPOINTMENT OF LENDER AS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL ALL SECURED OBLIGATIONS ARE PAID AND SATISFIED IN FULL. IN ADDITION TO THE RIGHT TO VOTE THE PLEDGED SHARES, THE APPOINTMENT OF LENDER AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF THE PLEDGED SHARES WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY PLEDGED SHARES ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF THE PLEDGED SHARES OR ANY OFFICER OR AGENT THEREOF) UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT OR AFTER THE LENDER HAS ACCELERATED THE MATURITY OF THE SECURED OBLIGATIONS. NOTWITHSTANDING THE FOREGOING, LENDER SHALL NOT HAVE ANY DUTY TO EXERCISE ANY SUCH RIGHT OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION, LENDER SHALL NOT EXERCISE SUCH POWER OF ATTORNEY UNLESS AN EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING OR AFTER THE LENDER HAS ACCELERATED THE MATURITY OF THE SECURED OBLIGATIONS AND, TO THE EXTENT PROVIDED FOR HEREIN, LENDER HAS DELIVERED TO PLEDGOR THE WRITTEN NOTICE DESCRIBED IN THE FIRST SENTENCE OF THIS SECTION.

(b)	If, at the original time or times appointed for the sale of the whole or any part of the Pledged Collateral, the highest bid, if there be but one sale, shall be inadequate to discharge in full all the Secured Obligations, or if the Pledged Collateral be offered for sale in lots, if at any of such sales, the highest bid for the lot offered for sale would indicate to the Lender, in its discretion, that the proceeds of the sales of the whole of the Pledged Collateral would be unlikely to be sufficient to discharge all the Secured Obligations, the Lender may, on one or more occasions and in its discretion, postpone any of said sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived, provided, however, that any sale or sales made after such postponement shall be after ten (10) days’ notice to Pledgor.

(c)	If, at any time upon an Event of Default and during the continuance of an Event of Default or after Lender has accelerated the maturity of the Secured Obligation, when the Lender shall determine to exercise its right to sell the whole or any part of the Pledged Collateral hereunder, such Pledged Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act of 1933, as amended (or any similar statute then in effect) (the “Act”), the Lender may, in his sole and absolute discretion (subject only to applicable requirements of law), sell such Pledged Collateral or part thereof by private sale in such manner and under such circumstances as the Lender deem necessary or advisable, but subject to the other requirements of this Section 8, and shall not be required to effect such registration or to cause the same to be effected. Without limiting the generality of the foregoing, in any such event, the Lender in his sole and absolute discretion (x) may, in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Pledged Collateral or part thereof could be or shall have been filed under the Act (or similar statute), (y) may approach and negotiate with a single possible purchaser to effect such sale, and (z) may restrict such sale to a purchaser who is an accredited investor under the Act and who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Pledged Collateral or any part thereof. In addition to a private sale as provided above in this Section 8, if any of the Pledged Collateral shall not be freely distributable to the public without registration under the Act (or similar statute) at the time of any proposed sale pursuant to this Section 8, then the Lender shall not be required to effect such registration or cause the same to be effected but, in its discretion (subject only to applicable requirements of law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions:
(i)	as to the financial sophistication and ability of any person or entity permitted to bid or purchase at any such sale;

(ii)	as to the content of legends to be placed upon any certificates representing the Pledged Collateral sold in such sale, including restrictions on future transfer thereof;

(iii)	as to the representations required to be made by each person or entity bidding or purchasing at such sale relating to that person’s or entity’s access to financial information about Pledgor and such person’s or entity’s intentions as to the holding of the Pledged Collateral so sold for investment for its own account and not with a view to the distribution thereof; and

(iv)	as to such other matters as the Lender may, in his sole and absolute discretion, deems necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Bankruptcy Code and other laws affecting the enforcement of creditors’ rights and the Act and all applicable state securities laws.
(d)	Pledgor recognizes that pursuant to the provisions of this Agreement and applicable law, the Lender may resort to one or more private sales of the Pledged Collateral in accordance with clause (c) above. Pledgor also acknowledges that any such private sale may result in prices and other terms less favorable to the Lender than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Lender shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the Pledged Entity to register such securities for public sale under the Act, or under applicable state securities laws, even if Pledgor and the Pledged Entity would agree to do so.

(e)	Pledgor agrees to the maximum extent permitted by applicable law that following the occurrence of an Event of Default which shall be continuing or after acceleration of the maturity of the Secured Obligations, it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Pledged Collateral or the possession thereof by any purchaser at any sale hereunder, and Pledgor waives the benefit of all such laws to the extent it lawfully may do so. Pledgor agrees that it will not interfere with any right, power and remedy of the Lender provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Lender of any one or more of such rights, powers or remedies. No failure or delay on the part of the Lender to exercise any such right, power or remedy and no notice or demand which may be given to or made upon Pledgor by the Lender with respect to any such remedies shall operate as a waiver thereof, or limit or impair the Lender’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against Pledgor in any respect.
(f)	Pledgor further agrees that a breach of any of the covenants contained in this Section 8 will cause irreparable injury to the Lender, that the Lender shall have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 8 shall be specifically enforceable against Pledgor, and Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Secured Obligations are not then due and payable in accordance with the agreements and instruments governing and evidencing such obligations.
9.	Waiver. No delay on the Lender’s part in exercising any power of sale, security interest or lien, option or other right hereunder, and no notice or demand which may be given to or made upon Pledgor by the Lender with respect to any power of sale, security interest or lien, option or other right hereunder, shall constitute a waiver thereof, or limit or impair the Lender’s right to take any action or to exercise any power of sale, security interest or lien, option, or any other right hereunder, without notice or demand, or prejudice the Lender’s rights as against Pledgor in any respect.
10.	No Assignment. Neither Pledgor nor Lender shall assign this Agreement to any person or entity.
11.	Termination. Lender shall deliver to Pledgor the Pledged Collateral then in its possession and all instruments of assignment reasonably requested by Pledgor executed in connection therewith, free and clear of the Lien hereof upon the payment and indefeasible satisfaction in full of the Secured Obligations whereupon, subject to Section 14 hereof, this Agreement shall terminate.
12.	Lien Absolute. All rights of the Lender hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional irrespective of:
(a)	any lack of validity or enforceability of the Note or any other Loan Document;

(b)	any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Note or any other Loan Document;

(c)	the insolvency of any of Pledgor or any of the Pledged Entities; or

(d)	any other circumstance which might otherwise constitute a defense available to, or a discharge of, Pledgor.
13.	Release. Pledgor consents and agrees that the Lender may at any time, or from time to time, in its sole and absolute discretion:
(a)	renew, extend or change the time of payment, and/or the manner, place or terms of payment of all or any part of the Secured Obligations; and

(b)	exchange, release and/or surrender all or any of the Pledged Collateral or any other collateral security for the Secured Obligations, or any part thereof, by whomsoever deposited, which is now or may hereafter be held by the Lender or in which it otherwise maintains a Lien, in connection with all or any of the Secured Obligations, all in such manner and upon such terms as the Lender may deem proper, and without notice to or further assent from Pledgor; it being hereby agreed that Pledgor shall be and remain bound upon this Agreement, irrespective of the value or condition of any of the Pledged Collateral or any other collateral security for the Secured Obligations, and notwithstanding any such change, exchange, settlement, compromise, surrender, release, renewal or extension, and notwithstanding also that the Secured Obligations may, at any time, exceed the aggregate principal amount thereof set forth in the Note, or any other agreement governing any Secured Obligations. Pledgor hereby waives notice of acceptance of this Agreement, and also presentment, demand, protest and notice of dishonor of any and all of the Secured Obligations, and promptness in commencing suit against any party hereto or liable hereon, and in giving any notice to or of making any claim or demand hereunder upon Pledgor. No act or omission of any kind on the Lender’s part shall in any event affect or impair this Agreement.
14.	Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Pledgor or any Pledged Entity for liquidation or reorganization, should Pledgor or any Pledged Entity become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Pledgor’s or any Pledged Entity’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference”, “fraudulent transfer or conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

15.	Miscellaneous.
(a)	The Lender may execute any of his duties hereunder by or through agents or employees and shall be entitled to advice of counsel concerning all matters pertaining to its duties hereunder.

(b)	Pledgor agrees to promptly reimburse the Lender, upon its demand, for reasonable actual out-of-pocket expenses, including, without limitation, reasonable counsel fees, incurred by the Lender in connection with the administration and enforcement of this Agreement.

(c)	Neither the Lender, nor any of his employees, agents or counsel shall be liable for any action lawfully taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(d)	THIS AGREEMENT SHALL BE BINDING UPON PLEDGOR AND ITS SUCCESSORS AND ASSIGNS (INCLUDING A DEBTOR-IN-POSSESSION ON BEHALF OF PLEDGOR), AND SHALL INURE TO THE BENEFIT OF, AND BE ENFORCEABLE BY, THE LENDER AND ITS SUCCESSORS AND ASSIGNS, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO PRINCIPLES OR CONFLICT OR LAWS AND NONE OF THE TERMS OR PROVISIONS OF THIS AGREEMENT MAY BE WAIVED, ALTERED, MODIFIED OR AMENDED EXCEPT IN WRITING DULY SIGNED FOR AND ON BEHALF OF LENDER AND PLEDGOR.
16.	Severability. If for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or effect those portions of this Agreement which are valid.
17.	Notices. All notices shall be given to the parties hereto in the manner set forth in Section 9.1 of the Purchase Agreement, and all such notices shall be effective when and as provided therein.
18.	Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

19.	Counterparts. This Agreement may be executed in any number of counterparts, which shall, collectively and separately, constitute one agreement.
20.	Benefit of Lender. All security interests granted or contemplated hereby shall be for the benefit of the Lender, and all proceeds or payments realized from the Pledged Collateral in accordance herewith shall be applied to the Obligations in accordance with the terms of the Note.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Pledgor: Ladenburg Thalmann Financial Services Inc.
By:	/s/ Richard J. Lampen
	Name:	Richard J. Lampen
	Title:	President and CEO

Lender:
/s/ Bruce A. Zwigard
Bruce A. Zwigard